Exhibit 10.4

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

LICENSE AGREEMENT

This Agreement, effective the 19th day of February, 2009 (“Effective Date”), by and between Cargill, Inc., a corporation of the state of Delaware, having its principal place of business at 15407 McGinty Road West, Wayzata, MN 55391 (hereinafter “Cargill”), and Gevo, Inc., a corporation of the state of Delaware, having its principal place of business at 345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112 (hereinafter “Gevo”). Cargill and Gevo are collectively referred to herein as “Parties”, in singular or plural usage, as required by context.

WHEREAS, Cargill has developed a yeast biocatalyst […***…], covered by certain Cargill Patents;

WHEREAS, Gevo desires to use and further develop Cargill’s yeast biocatalyst with the goal of […***…];

WHEREAS, the Parties desire to grant each other certain rights to use the yeast biocatalyst as well as other technology that is developed in the course of this work, as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1. DEFINITIONS

1.1 “Cargill Field” shall mean all other fields outside of the Gevo Field.

1.2 “Cargill Biological Materials” shall include yeast strains and tools for modifying such yeast strains for the Product […***…] as identified in Appendix C and those elected and paid for in Appendix D. Appendix C shall be updated from time to time by Cargill to include future improvements and new tools.

1.3 “Confidential Information” shall mean all information related to the Agreement in any form disclosed in any manner by or on behalf of one Party to the other Party during the term of this Agreement. Without limitation, Confidential Information shall include information about products, raw materials, samples, packaging, manufacturing processes, financial information, research information, tools, business plans, customer lists and supplier lists and the terms and conditions of this Agreement. Notwithstanding the foregoing, the Parties agree that the term “Confidential Information” shall not include any information which is:

a. in the public domain prior to receipt by the receiving Party or subsequent to the date of receipt without breach of this Agreement by the receiving Party;

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b. known to the receiving Party prior to disclosure by the disclosing Party, provided that any source of such information was not known by the receiving Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information (for purposes of clarity, such exception does not include information that was received under confidentiality obligations by former employees of Cargill or its affiliate, NatureWorks LLC during their employment at Cargill or NatureWorks LLC);

c. disclosed without restriction to the receiving Party by a third party having a bona fide right to disclose the same to the receiving Party without breach of this Agreement or any other confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing Party or any other party with respect to such information, or

d. independently developed by the receiving Party without use of any Confidential Information disclosed hereunder by the disclosing Party.

1.4 “Due Diligence Milestones” shall mean the milestones attached hereto as Appendix A.

1.5 “Gevo Biocatalyst” shall mean the […***…] developed by Gevo for the production of the Product.

1.6 “Gevo Field” shall mean […***…].

1.7 “Patent Rights” shall mean those patents and patent applications listed in Appendix B (including any continuation, continued prosecution, continuation-in-part, reissues, reexaminations, divisions or substitutions thereof), in any country (including countries not listed in Appendix B where applications have issued or will issue), owned by Cargill.

1.8 “Product” shall mean […***…] A “valid claim” shall mean any issued, unexpired claim that has not been held invalid or otherwise unenforceable by a decision of a court or other competent authority which is not under appeal.

1.9 “Improvement” shall mean any invention or discovery that directly or indirectly uses the Cargill Biological Materials or Patent Rights and is conceived or reduced to practice during the term of this Agreement either solely by Cargill or Gevo, or jointly by Cargill and Gevo within the term of this Agreement.

1.10 “Net Sale(s)” shall mean the gross sale or transfer volume of Product measured in US gallons that is made using Cargill Biological Materials or Patent Rights thereof by Gevo, its Affiliates or sublicensees, to any third party less allowed Product returns and Product allowances given by Gevo, its Affiliates or its sublicensees, all as determined by Gevo’s standard accounting practices.

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1.11 “Quarter” shall mean a three month time period from January 1 to March 31, April 1 to June 30, July 1 to September 30, or October 1 to December 31.

1.12 “Affiliates” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with such person or entity, and is identified in writing. For purposes of the preceding sentence, “control” means the right to control, or actual control of, the management of such other entity, whether by ownership of securities, by voting rights, by agreement or otherwise.

2. DUE DILIGENCE MILESTONES

2.1 The project managers as identified in Appendix A, or their designees as agreed to by the Parties (“Project Managers”), will (i) review the status and results of the Due Diligence Milestones, (ii) decide upon any proposed amendments to the Due Diligence Milestones, (iii) make a good faith and reasonable determination of relevant technical information required to complete the Due Diligence Milestones, (iv) coordinate the disclosure of Confidential Information, (v) decide upon any proposed amendments to the appendices, (vi) determine whether a milestone has been completed; and (vii) discuss and record any Improvements and potential patent filings, and review in accordance with Section 6 of this Agreement. All decisions by the project managers require unanimous consent and shall be decided without unreasonable delay.

2.2 Each Party agrees to the deadlines for each milestone in the Due Diligence Milestones attached as Appendix A. The Parties may mutually agree in writing to revise a milestone or target date. If Gevo determines that it cannot meet a milestone or target date, Gevo may request to purchase an extension of time. It is Cargill’s discretion whether to grant such request; such approval will not be unreasonably withheld.

3. CONFIDENTIAL INFORMATION & MATERIAL TRANSFER

3.1 Both Parties agree that during the term of this Agreement, they will not disclose any Confidential Information to any third party without the prior written permission of the disclosing Party such permission will not be unreasonably withheld. Dissemination of Confidential Information shall be limited to parties that are directly involved with discussions contemplated by this Agreement, and even then only to such extent as is necessary and essential. Notwithstanding the foregoing, Gevo shall be permitted to disclose Confidential Information to its sublicensees or potential sublicensees who are bound by an executed confidentiality agreement with terms equivalent to those in this Agreement.

3.2 Cargill and Gevo shall require all employees, agents, sublicensees, and representatives, to comply in all respects, with the terms hereof as fully and faithfully as if such persons were signatories. Upon the termination or expiration of this Agreement, all such materials shall be returned or destroyed upon the request of Cargill however Gevo may retain one copy of all written materials with its legal counsel to insure compliance with its obligations under this Agreement All materials containing Confidential Information and provided by Gevo shall remain the property of Gevo. Upon the termination or expiration of this Agreement, all such materials shall be returned or destroyed upon the request of Gevo however Cargill may retain one copy of all written materials with its legal counsel to insure compliance with its obligations under this Agreement. All materials containing Confidential Information and provided by Cargill shall remain the property of Cargill.

3.3 Notwithstanding Sections, 3.1 and 3.2, Gevo may disclose to its investors, potential investors, Gevo board members and Gevo financial Auditors for use in Gevo’s audit, the fact or nature this Agreement’s existence and whether it has completed the milestones, only in general terms.

3.4 Cargill will provide Gevo with the Cargill Biological Materials within sixty (60) days after receipt of notification from Gevo that milestone #1 has been completed, as defined in Appendix A.

3.5 The confidentiality obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, shall endure for […***…] years after termination of this Agreement or until […***…], whichever comes first.

3.6 The Cargill Biological Materials shall not be transferred to any third party without a material transfer agreement or sub-license agreement in place prior to such transfer. Such agreement shall contain obligations of confidentiality and non-use consistent with those in this Agreement.

4. GRANTS

4.1 Cargill hereby grants to Gevo and its Affiliates , an exclusive, worldwide, royalty- bearing license with a limited right to sublicense, subject to Section 4.2, under Patent Rights and Cargill Biological Materials solely to make, have made, use, sell, offer for sale, or import the Product.

4.2 Gevo’s license includes the right to grant sublicensees under the Cargill Patent Rights according to the following guidelines:

a. Gevo will be responsible for reporting on and paying all royalties that are due to Cargill in accordance with Section 5 of this Agreement for Product sold by any of Gevo’s sublicensees.

b. Any sublicenses granted by Gevo under this Section shall be in writing and subject to the terms and conditions of this Agreement, including but not limited to the obligations concerning confidentiality and material transfer provisions set forth in Section 3.

c. Gevo shall have the right to sublicense the Cargill Biological Materials and/or Patent Rights on a worldwide basis in the Gevo Field. For the companies and/or geographical region(s) listed in Appendix E, Cargill shall have sole discretion and authority to approve or not approve each such sublicensee for the Cargill Biological

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Materials and/or Patent Rights in the Gevo Field. For any company and/or region not listed in Appendix E, Gevo shall have sole discretion and authority to sublicense the Cargill Biological Materials and/or Patent Rights in the Gevo Field. For any company and/or geographical region listed in Appendix E, Gevo shall submit to Cargill the name of the sublicensee and the territory of the proposed sublicense agreement for Cargill’s written approval prior to the execution of any such sublicensing agreement. Cargill will review each submission from Gevo on a case by case basis and notify Gevo in writing of its decision within forty-five (45) days of receipt of such submission. Approval of any proposed sublicensee under this subsection shall not be unreasonably withheld.

d. Appendix E can be modified from time to time upon mutual agreement of the Parties.

e. No sublicensee under this Agreement may grant any third party rights in or access to the Patent Rights or Cargill Biological Materials for any purpose.

f. Any breach by a sublicensee shall also be considered to be a breach by Gevo.

g. Each sublicense shall terminate upon termination of this Agreement.

4.3 […***…].

4.4 From the Effective Date until five (5) years after the completion date of milestone #5a or #5b or the deadline date, whichever is sooner, as identified in Appendix A, Cargill grants to Gevo an option, with first right of refusal, to purchase an exclusive license with monetary consideration for the use of Cargill Biological Materials and/or Patent Rights for the production of […***…]. For purposes of clarity, Cargill shall be entitled to discuss licensing the Cargill Biological Materials and/or Patents Rights to any third party during the term of this Agreement. In the event Cargill receives a bonafide written offer from a third party to license the Cargill Biological Materials and/or Patent Rights for the production of […***…], Cargill shall notify Gevo in writing of such offer and Gevo shall have ninety (90) days from receipt of such notification to exercise its option upon terms equivalent or better than those offered by such third party. Should Gevo fail to exercise its option during the ninety (90) day time period, notwithstanding anything to the contrary in this Agreement, Cargill shall be entitled to license the Cargill Biological Materials and/or Patent Rights to such third party pursuant to the terms in such written offer.

4.5 This Agreement shall serve as the framework for additional license agreements should Gevo exercise its option pursuant to Section 4.4 above, the terms and conditions of such agreements to be negotiated between the Parties.

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4.6 Subject to the limitations and obligations of this Agreement, Gevo’s license includes the right to modify the Cargill Biological Materials in its sole discretion.

5. PAYMENTS & ROYALTIES

5.1 Gevo shall pay a license signing fee to Cargill in the amount of $[…***…] payable thirty (30) days after the Effective Date of this Agreement.

5.2 Upon the completion of each milestone (or upon election to pay a fee in lieu of completing a milestone no later than the deadline date, as applicable) as defined in Appendix A, Gevo shall pay Cargill as follows:

a. Completion of milestone 1 - $[…***…];

b. Completion of milestone 2 - $[…***…] payable as $[…***…] per month from August to December 2009 and $[…***…] over three (3) consecutive Quarters beginning January 1, 2010. For purposes of clarity, the payments are due on the first business day of the month;

c. Completion of milestone 3 - $2,000,000 to be paid in equal amounts of $250,000 per Quarter for eight (8) consecutive Quarters beginning on the first Quarter after the completion of this milestone or the first Quarter of 2011, whichever is later;

d. Completion of milestone 4 - $[…***…]

e. Completion of milestone 5a - $[…***…] or in the alternative

    Completion of milestone 5b - $[…***…]

5.3 Gevo shall pay Cargill a royalty based on the Net Sale of the Product during each calendar quarter per the schedule below. This royalty will include all volumes sold by Gevo sublicensees:

Aggregate Amount of Product Sold per Year                    Royalty Rate

[…***…]

5.4 […***…]

5.5 On the last day of each Quarter, Gevo shall submit to Cargill quarterly reports and royalty payments for each immediately preceding Quarter. Each report shall contain the amount

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of Net Sales of Product in the preceding Quarter and the total amount of royalties based on the aggregate amount of Product sold year to date that would be due to Cargill.

5.6 Gevo and its respective sublicensees shall keep complete, true and accurate books and records for the purpose of determining and verifying royalty obligations. Gevo agrees to permit its books and records to be examined by an independent auditor not more than once per year, for the purpose of verifying the payments for Cargill. Gevo will ensure that sublicensees books and records can be examined by an independent auditor on an annual basis on Cargill’s behalf solely to ensure compliance with this Section 5. Cargill will pay all costs associated with any audits for this purpose, however in the event such audit reveals a discrepancy greater than […***…] of the total amount of royalties owed to Cargill, Gevo agrees to pay for the cost of such audit (including sublicensees audits).

5.7 Any payments to be made hereunder that remain due and unpaid after a period of thirty (30) calendar days after the date due shall accrue interest, commencing as of the date payment was first past due, at the prime interest rate of Citibank, N.A. in effect on the first day of the calendar month in which the payment first becomes overdue.

5.8 No part of any amount payable to Cargill by Gevo may be reduced due to any counterclaim, set off, adjustment or other right.

5.9 […***…].

6. INTELLECTUAL PROPERTY

6.1 Ownership of all Improvements shall be determined as follows:

[…***…]

6.2 Upon payment of the fees in Appendix F, Cargill hereby grants to Gevo, the exclusive, royalty-free, worldwide, perpetual license with a right to sublicense, to Cargill Improvements as identified in Appendix F for use within the Gevo Field and subject to the limitations and obligations of this Agreement. For purposes of clarity, this Section 6.2 shall not relieve Gevo of its payment obligations under Section 5.

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6.3 Gevo hereby grants to Cargill, the exclusive, royalty-free, worldwide, perpetual license with a right to sublicense, to Gevo Improvements for use within the Cargill Field, but for purposes of this Section 6.2, the term “Cargill Field” excludes […***…].

Gevo hereby grants to Cargill, the exclusive, royalty-free, worldwide, perpetual license with a right to sublicense, to Joint Improvements for use within the Cargill Field. Gevo reserves the right to practice and sublicense Joint Improvements […***…].

6.4 Gevo shall have the first option to prepare, file, prosecute, and maintain patent applications and issued patents on Gevo Improvements and Joint Improvements, which option may be waived in whole or part. Gevo shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s) and issued patents directed to said Gevo Improvements and Joint Improvements. Gevo shall provide Cargill a copy of any proposed patent application covering said Gevo Improvements and Joint Improvements in advance of the submission of the proposed patent application to any patent office. Notwithstanding anything to the contrary, Gevo shall be entitled to file provisional patent applications without seeking Cargill’s approval. Cargill shall have sixty (60) days after receipt of such copy to notify Gevo that the proposed patent application can be drafted broader, such as for example, to cover more than said Gevo Improvements and Joint Improvements, in which case the Parties shall negotiate an acceptable version. If Gevo waives its option, Cargill shall have the option to prepare, file, prosecute, and maintain patent applications and issued patents on said Gevo Improvements and Joint Improvements. Gevo shall provide, when requested by Cargill, all information in its possession, or true copies thereof, pertaining to said Gevo Improvements and Joint Improvements which may be necessary or useful in the preparation, filing, and prosecution of patent applications covering the said Gevo Improvements and Joint Improvements. Such information shall be treated as Confidential Information until it needs to be disclosed in connection with patent filings and at such time it will cease to be treated as Confidential Information.

6.5 If Gevo waives its option to prepare and prosecute a patent application in accordance with Sections 6.4 and elects not to file such a patent application or elects to allow any such patent application or patent to become abandoned or lapse, Gevo shall give Cargill notice of such election promptly and at least two (2) months prior to the first date that action much be taken to avoid such abandonment or lapse. Cargill shall have the right to take over at its sole expense the filing, prosecution or maintenance of any such patent application. All out of pocket expenses of Gevo shall be reimbursed by Cargill. Cargill shall have no liability to Gevo for Cargill’s acts or failure to act with respect to such patent application or patent.

6.6 The Party owning Improvements as provided in Section 6.1 has the sole power to settle suits for infringement of said Improvements; provided, however, for Gevo Improvements not exclusively in the Gevo Field but in the Cargill Field and Joint Inventions, Gevo shall initiate and prosecute suits for infringement, and if required by law, Gevo will join Cargill in such suits.

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Cargill shall control any such suits and shall bear all expenses related to any such suits. The Parties shall provide any assistance reasonably requested in prosecuting and enforcing said Gevo Improvements not exclusively in the Gevo Field and in the Cargill Field and Joint Improvements. In the event Cargill elects not to initiate and prosecute suits for infringement of Gevo Improvements or Joint Improvements, then with forty-five (45) days prior written notice to Cargill, Gevo shall be entitled to initiate and prosecute such suits. For purposes of clarity, within such forty-five (45) day period, Cargill shall be entitled to initiate and prosecute such suits.

6.7 Cargill has the sole power to settle suits for infringement of the Patent Rights. Cargill will in good faith consider enforcement requests from Gevo, as an exclusive licensee of the Patent Rights, including the ability for Gevo to be able to initiate and settle suits for infringement of the Patent Rights in the Gevo Field, but Cargill’s determination to proceed or not is entirely within Cargill’s discretion.

6.8 In the event the Parties enter into a joint development agreement (“JDA”), and the jointly developed intellectual property provisions of such JDA conflict with those in this Agreement, the terms of the JDA shall control.

7. TERM & TERMINATION

7.1 Except as provided in Section 3.5, the term of this Agreement shall be from the Effective Date and will continue until no issued Patent Rights remain valid and enforceable, but in no case earlier than December 31, 2025.

7.2 Either Party may terminate this Agreement at any time for a material breach by the other Party, provided (i) that the Party alleging the breach provides the other with written notice specifying the breach, and (ii) the breach is not cured within one hundred twenty (120) days. The Parties agree that in the event Milestone #3 is not met, this shall not constitute a material breach by either Party.

7.3 Gevo may terminate this Agreement upon ninety (90) days written notice to Cargill.

7.4 Upon termination of this Agreement by Gevo pursuant to Section 7.3 or upon Cargill’s termination of this Agreement as a result of Gevo’s breach, the licenses granted in Section 6.3 shall survive such termination.

7.5 Upon termination of this Agreement by Gevo as a result of Cargill’s material breach pursuant to Section 7.2, the licenses granted in Section 4 and Section 6.2 shall survive such termination.

7.6 Expiration or termination of this Agreement shall not: (a) relieve Gevo, its Affiliates, or its sublicensees of their obligation to make payments or fulfill any obligations to Cargill incurred prior to expiration or termination including quarterly payments for a completed Milestone, or (b) relieve Cargill of its obligations to Gevo incurred prior to expiration or termination.

7.7 The failure of Gevo to complete a milestone, purchase an extension of time pursuant to Section 2.2, or pay any amounts due under Section 5 shall be a material breach of this Agreement.

7.8 Expiration or termination of this Agreement, however effectuated, shall not release the Parties from their rights and obligations incurred prior to the expiration or termination of this Agreement under Sections 3.0 (Confidential Information & Material Transfer), 5.0 (Payments & Royalties), 6.0 (Intellectual Property), and 8.0 (Disclaimer of Warranty, Limitation of Liability).

8. DISCLAIMER OF WARRANTY, LIMITATION OF LIABILITY

8.1 CARGILL EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

8.2 BOTH PARTIES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR OTHER CONFIDENTIAL INFORMATION.

8.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, OR TO THE OTHER PARTY’S OFFICERS, EMPLOYEES OR REPRESENTATIVES, OR TO ANY THIRD PARTY, FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND (INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS, LOST PROFITS, DAMAGE TO GOODWILL OR REPUTATION AND/OR DEGRADATION IN VALUE OF BRANDS, TRADEMARKS, TRADENAMES, SERVICE NAMES OR SERVICE MARKS) WHETHER ARISING OUT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE, FAILURE TO WARN OR STRICT LIABILITY) OR OTHERWISE.

9. MISCELLANEOUS

9.1 This Agreement shall not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns.

9.2 All notices and reports shall be sent via facsimile, mail, or electronically to the appropriate address of the Party as given below. If either Party wishes to change its address for notification, it shall promptly notify the other Party in writing of such change of address.

If to Cargill:	[…***…]

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with a copy to:	Cargill Incorporated
[...***...]

If to Gevo:	[...***...]
Gevo, Inc.
345 Inverness Drive South,
Building C, Suite 310
Englewood, CO 80112
Phone: 303-858-8358
[...***...]

with a copy to:	[...***...]
Gevo, Inc.
345 Inverness Drive South,
Building C, Suite 310
Englewood, CO 80112
Phone: 303-858-8358
[...***...]

9.3 Nothing contained herein shall limit the right of any Party to seek specific performance, injunctive relief or other non-monetary remedies in any court of competent jurisdiction.

9.4 If any provision or covenant, or any part thereof, of this Agreement should be held by any court of competent jurisdiction to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

9.5 This Agreement shall be governed, interpreted, and construed in accordance with the laws of Minnesota without regard to the principles of conflicts of laws.

9.6 In the event Gevo decides to declare bankruptcy and prior to filing for bankruptcy, Gevo shall irrevocably assign its rights and interest in and to any and all Improvements to Cargill. Cargill shall grant to Gevo an exclusive, royalty-free, worldwide, perpetual license with a right to sublicense to the: a) Gevo Improvements for use solely within the Gevo Field[…***…]; b) Joint Improvements for use solely within the Gevo Field[…***…] with reservation for Cargill.

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9.7 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereto, and no other representations, guarantees, covenants, or agreements shall be binding or affect any provisions hereof. This Agreement may be modified only in a written amendment signed by both Parties hereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day, month, and year first above written.

Cargill, Inc.		Gevo, Inc

By:	/s/ […***…]	By:	/s/ […***…]

Date:	2/19/09	Date:	2/19/09

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Appendix A

Due Diligence Milestones

[…***…]

Appendix B

Cargill Patents and Patent Applications

[…***…]

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Appendix D

Biological Materials and Options Related to Milestone 2

[…***…]

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Appendix E

List of Companies and Geographical Region That Require Cargill Authorization Prior to Executing Sublicensing Agreements

[…***…]

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Appendix F

[…***…]

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